                                                                   Exhibit 99.33

                                                                [CONFORMED COPY]

--------------------------------------------------------------------------------




                              GOVERNANCE AGREEMENT

                                      among

                                   HSN, Inc.,

                            Universal Studios, Inc.,

                            Liberty Media Corporation

                                       and

                                  Barry Diller

                          dated as of October 19, 1997




--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I         STANDSTILL AND VOTING..................................      2

Section 1.01       Acquisition of Voting Securities.......................     2

Section 1.02.      Restrictions on Transfer...............................     6

Section 1.03.      Further Restrictions on Conduct........................     9

Section 1.04.      Reports................................................    11

Section 1.05.      Transferees............................................    11

ARTICLE II        BOARD OF DIRECTORS AND RELATED MATTERS.................     12

Section 2.01.      Initial Composition of Board of Directors..............    12

Section 2.02.      Proportionate Representation...........................    12

Section 2.03.      Management of the Business.............................    16

Section 2.04.      Fundamental Changes....................................    16

Section 2.05.      Notice of Events.......................................    20

ARTICLE III       REPRESENTATIONS AND WARRANTIES.........................     21

Section 3.01.      Representations and Warranties of the Company..........    21

Section 3.02.      Representations and Warranties of the Stockholders.....    22

ARTICLE IV        DEFINITIONS............................................     23

Section 4.01.      "Affiliate"............................................    23

Section 4.02.      "Assumptions"..........................................     3

Section 4.03       "BDTV Entities"........................................     2

Section 4.04.      "Beneficial Ownership or Beneficially Own"...... ......    23

Section 4.05.      "CEO"..................................................    24

Section 4.06       "CEO Termination Date".................................     2

Section 4.07.      "Commission"...........................................    24

Section 4.08.      "Consenting Party".....................................     2

Section 4.09.      "Demand Registration"..................................    25

Section 4.10.     "Disabled".............................................     25

Section 4.11.     "Equity Securities"....................................     25

Section 4.12.     "Exchange Act".........................................     25

Section 4.13.     "Exchange Agreement"...................................     25

Section 4.14      "FCC Regulations"......................................     26

Section 4.15.     "Independent Director".................................     26

Section 4.16.     "Liberty Director".....................................     26

Section 4.17.     "Ownership Percentage".................................     26

Section 4.18.     "Permitted Business Combination".......................     27

Section 4.19.     "Permitted Investment Percentage"......................     27

Section 4.20.     "Permitted Transferee".................................     27

Section 4.21.     "Person"...............................................     27

Section 4.22.     "Public Stockholder"...................................     27

Section 4.23.     "Right of First Refusal"...............................     28

Section 4.24.     "Satisfactory Nominee".................................     29

Section 4.25.     "Seagram"..............................................     29

Section 4.26.     "Securities Act".......................................     29

Section 4.27.     "Shares"...............................................     29

Section 4.28.     "Stockholders Agreement"...............................     29

Section 4.29.     "Stockholders Group"...................................     30

Section 4.30.     "Subsidiary"...........................................     30

Section 4.31.     "Third Party Transferee"...............................     30

Section 4.32.     "13D Group"............................................     30

Section 4.33.     "Total Equity Securities"..............................     30

Section 4.34.     "Transfer".............................................     31

Section 4.35.     "Universal Director"...................................     31

ARTICLE V         MISCELLANEOUS..........................................     32

Section 4.39.     Amendments; No Waivers.................................     34

Section 5.3.      Successors and Assigns.................................     34

Section 5.4.      Governing Law; Consent to Jurisdiction.................     35

Section 5.5.      Counterparts; Effectiveness............................     36

Section 5.6.      Specific Performance...................................     36

Section 5.7.      Registration Rights....................................     36

Section 5.8.      Termination............................................     38

Section 5.10.     Severability...........................................     38

Section 5.11.     Cooperation............................................     38

Section 5.12.     Entire Agreement.......................................     38

                              GOVERNANCE AGREEMENT

            Agreement dated as of October 19, 1997 among HSN, Inc., a Delaware corporation ("HSNi" or the "Company"), Universal Studios, Inc., for itself and on behalf of the members of its Stockholders Group ("Universal"), Liberty Media Corporation, for itself and on behalf of the members of its Stockholders Group ("Liberty"), and Mr. Barry Diller ("Mr. Diller") for himself and on behalf of the members of his Stockholders Group. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Transaction Agreement (as hereinafter defined).

            WHEREAS, HSNi, Universal and Liberty are parties to an Investment Agreement dated as of the date hereof (the "Transaction Agreement") pursuant to which, among other things, subject to the terms and conditions contained in the Transaction Agreement, Universal will acquire Beneficial Ownership (as defined in Article IV hereof) of Parent Common Shares and LLC Shares (together, the "Shares"), representing 45% (or such greater percentage as may result under
Section 1.5(e) or 1.5(f) of the Transaction Agreement) of the Total Equity Securities immediately following the Closing (such percentage, the "Initial Percentage") (the Initial Percentage or such Ownership Percentage as may be permitted under the terms of this Agreement to be Beneficially Owned by Universal from time to time being referred to herein as the "Permitted Investment Percentage"), in exchange for the transfer of the UT Contributed Business and the Partnership;

            WHEREAS, under the terms of the Transaction Agreement, Liberty may at the Closing (or from time to time thereafter) acquire additional LLC Shares and/or Parent Common Stock; and

            WHEREAS, HSNi, Universal, Liberty and Mr. Diller desire to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of securities of the Company by Universal, and certain additional provisions concerning Universal's, Liberty's and Mr. Diller's relationships with the Company, none of which shall become effective until the Closing.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Universal, Liberty and Mr. Diller hereby agree, effective as of the Closing, as follows:

                                    ARTICLE I

                              STANDSTILL AND VOTING

            Section 1.01. Acquisition of Voting Securities. (a) Until the fourth anniversary of the Closing (the "Standstill Termination Date"), Universal covenants and agrees that, except with the prior approval of the HSNi Board of Directors (or the CEO so long as Mr. Diller is the CEO), neither Universal nor its Affiliates will Beneficially Own any Equity Securities except for (i) the Shares and (ii) additional Equity Securities of the Company acquired in accordance with Article 1 of the Transaction Agreement. Notwithstanding anything to the contrary contained in this Agreement (including the definition of Permitted Investment Percentage), any Equity Securities purchased from Liberty and Mr. Diller not in violation of the Stockholders Agreement shall be excluded from the calculation of Universal's Ownership Percentage for purposes of determining whether the Permitted Investment Percentage has been exceeded.

            (b) Following the Standstill Termination Date, subject to applicable law (including FCC Regulations), the Permitted Investment Percentage shall be increased to 50.1 percent, and Universal may acquire Beneficial Ownership of an additional amount of Equity Securities so long as its Ownership Percentage does not exceed the Permitted Investment Percentage as so increased.

            (c) In addition to the foregoing, subject to compliance with applicable law (including FCC Regulations), (i) on the first anniversary of the Standstill Termination Date, the Permitted Investment Percentage shall be increased to 57.5 percent, and Universal may acquire Beneficial Ownership of an additional amount of Equity Securities so long as its Ownership Percentage does not exceed the Permitted Investment Percentage as so increased (but in no event shall Universal acquire more than 1.5 percent of the Total Equity Securities in any 12-month period) and (ii) at any time following the CEO Termination Date, Universal may propose to the Company's Board of Directors (and, subject to Section 2.04, thereafter effect) the acquisition by Universal or its Affiliates of the then outstanding Equity Securities not owned by Universal in a Permitted Business Combination.

            (d) Except as expressly provided herein, neither Universal nor any Affiliate thereof shall permit any entity in which it Beneficially Owns, directly or indirectly, in excess of 50% of the outstanding voting securities (regardless of whether Universal or such Affiliate acquires Beneficial Ownership of such entity after the date of this Agreement) to Beneficially Own any Equity Securities. Notwithstanding the foregoing, the acquisition (whether by merger, consolidation or otherwise) by Universal or an Affiliate thereof of any entity that Beneficially Owns Equity Securities shall not constitute a violation of the Permitted Investment Percentage; provided that a significant purpose of any such transaction is not to avoid the provisions of this Agreement; and provided further that the provisions of paragraph (e) below are complied with.

            (e) Except as set forth in the next sentence, if at any time Universal becomes aware that it and its Affiliates Beneficially Own more than the Permitted Investment Percentage (including by virtue of acquisitions referred to in paragraph (d) above), then Universal shall as soon as is reasonably practicable (but in no manner that would require Universal to incur liability under Section 16(b) of the Exchange Act) take all action necessary to reduce the amount of Equity Securities Beneficially Owned by such Persons to an amount not greater than the Permitted Investment Percentage. If the Ownership Percentage of Universal and its Affiliates exceeds the Permitted Investment Percentage solely by reason of repurchases of Equity Securities by the Company, then, subject to the provisions of the Transaction Agreement, Universal shall not be required to reduce the amount of Equity Securities Beneficially Owned by such Persons.

            (f) If prior to the Standstill Termination Date, Mr. Diller no longer serves as CEO (provided that if Mr. Diller no longer serves as CEO but continues to hold a proxy from Universal in respect of Parent Common Shares under the Stockholders Agreement, Mr. Diller shall not be deemed to no longer serve as CEO until the later of (i) such time as he no longer serves as CEO and
(ii) such time as Mr. Diller no longer holds the Universal proxy, with the later of such times being referred to as the "CEO Termination Date") or becomes Disabled, the Standstill Termination Date shall be deemed to occur effective as of the CEO Termination Date or such date that Mr. Diller becomes Disabled.

            (g) The restrictions on additional purchases of Equity Securities described in this Section 1.01 shall terminate: (i) if any Person or group (other than Universal or its Affiliates) Beneficially Owns more than 33-1/3% of the outstanding Total Equity Securities; provided that this clause (i) shall not apply (x) to Beneficial Ownership by Liberty and its Affiliates, if

Universal amends, modifies or waives the standstill obligations of Liberty under
Section 2.1 of the Stockholders Agreement in a manner that would cause such Beneficial Ownership by Liberty and its Affiliates not to be a violation of Liberty's standstill obligations under Section 2.1 of the Stockholders Agreement or Universal does not attempt in good faith to enforce such standstill provisions, (y) to any Equity Securities Beneficially Owned by Mr. Diller but in which he does not have a pecuniary interest or (z) if such Equity Securities were acquired from the Company; and provided, however, that in calculating the 33-1/3% of the Total Equity Securities of any Person or group, any Equity Securities transferred to such Person or group by Universal, Liberty or Mr. Diller in accordance with the terms of the Stockholders Agreement shall be disregarded if Universal elected not to purchase such Equity Securities after being provided a reasonable opportunity to buy such Equity Securities or (ii) if any Person or group (other than the Company, Universal or its Affiliates) commences a tender or exchange offer for more than a majority of the outstanding Total Equity Securities, provided that such termination of the foregoing restriction shall only occur if (x) the Company's Board of Directors does not recommend against the tender or exchange offer within the time frame under the Exchange Act that the Board of Directors must legally respond and (y) in the case of a tender or exchange offer by Liberty or its Affiliates in breach of its or their standstill obligations under Section 2.1 of the Stockholders Agreement, in addition to (x) above, Universal is unsuccessful after good faith efforts in enforcing its rights against Liberty under Section 2.1 of the Stockholders Agreement and, then, the foregoing restriction shall terminate only to the extent necessary to permit Universal to commence a competing tender or exchange offer; provided that if Universal has used such good faith efforts, such restriction shall terminate no later than six business days prior to the expiration date of a tender offer or exchange offer that has a reasonable possibility of being consummated.

            (h) The Company agrees that to the extent that regulatory restrictions prevent Universal from acquiring the levels of ownership permitted under Article I of this Agreement, the Company will cooperate in good faith with Universal in order to permit Universal to increase its Ownership Percentage. Such cooperation may include without limitation exchanging additional LLC Shares with Universal for Parent Common Shares. Notwithstanding the foregoing, the Company shall not be required to take any action that would or could reasonably be expected to have substantial adverse tax, accounting or financial consequences to the Company or its Subsidiaries (including the LLC).

            Section 1.02. Restrictions on Transfer. (a) Prior to the Standstill Termination Date, subject to the terms of the Stockholders Agreement, Universal will not Transfer any Equity Securities except for: (i) Transfers of Parent Common Stock in a widely dispersed public offering pursuant to exercise of the registration rights set forth in Section 5.07 hereof; (ii) Transfers of Parent Common Stock pursuant to Rule 144 under the Securities Act, provided that no such Transfers under this clause (ii) are made to any Person (including its Affiliates and any Person or entities which are, to Universal's knowledge after inquiry of the Company, part of any 13D Group that includes such transferee or any of its Affiliates) that, after giving effect to such Transfer, would, to the knowledge of Universal, Beneficially Own Equity Securities representing more than 5% of the Total Equity Securities (other than a Permitted Transferee);
(iii) Transfers of Equity Securities and/or LLC Shares (x) in accordance with Sections 6.1(c) and 6.1(e) of the Transaction Agreement or the terms of the Exchange Agreement pursuant to any tender or exchange offer to acquire Parent Common Stock that the Company's Board of Directors does not recommend against within the time frame under the Exchange Act that the Board of Directors must le-gally respond or (y) as contemplated by Section 6.1(b) of the Transaction Agreement or the terms of the Exchange Agreement; (iv) Transfers of Parent Common Stock to Matsushita Electric Industrial Co., Ltd. and to the public stockholders of Seagram by means of a pro rata dividend or other pro rata distribution; (v) Transfers of Parent Common Stock to any Permitted Transferee;
(vi) Transfers of Parent Common Stock in an aggregate amount up to 5% of the Total Equity Securities to any institutional or financial investors, not exercisable more often than on two occasions in any six-month period, under an exemption from the Securities Act or pursuant to registration rights from the Company; (vii) Transfers of Equity Securities and/or LLC Shares to the Company or a Subsidiary of the Company pursuant to a self tender offer or otherwise by the Company; (viii) pledges of (or granting security interests in) Parent Common Stock in connection with bona fide financings with a financial institution (provided that such financial institution agrees that, upon exercise of its rights, the Parent Common Stock would continue to be subject to the restrictions on transfer contained herein); and (ix) Transfers of Equity Securities and/or LLC Shares by Universal to any of its controlled Affiliates, provided that such Affiliate becomes a signatory to this Agreement.

            (b) If the CEO Termination Date has occurred or Mr. Diller becomes Disabled, the Universal transfer restrictions set forth in paragraph (a) of this
Section 1.02 shall terminate immediately, subject to a Right of First Refusal in favor of the Company (which Right of First Refusal shall apply so long as Universal Beneficially Owns, directly or indirectly, Equity Securities representing 20% or more of the Total Equity Securities irrespective of the occurrence of the Standstill Termination Date and Mr. Diller's status with the Company but secondary to the rights of first refusal provided for in the Stockholders Agreement), provided that the Right of First Re-fusal shall not be applicable to any Transfers that would be permitted prior to the Standstill Termination Date.

            (c) No Transfers of the LLC Shares by Universal or Liberty to non-Affiliates thereof shall be permitted, except as permitted pursuant to
Section 6.1 of the Transaction Agreement and the Exchange Agreement or between each other and their respective Affiliates (subject to the terms of the Stockholders Agreement). Universal and Liberty, as the case may be, must exchange LLC Shares for Parent Common Shares prior to permitted Transfers, except (i) as permitted pursuant to Section 6.1 of the Transaction Agreement and the terms of the Exchange Agreement and (ii) for Transfers between Liberty and Universal and their respective Affiliates not in violation of the Stockholders Agreement to the extent that the applicable Transferee could not in accordance with applicable law directly own the Parent Common Shares into which such LLC Shares are exchangeable. To the extent provided for by the Stockholders Agreement, (x) so long as the CEO Termination Date has not occurred and Mr. Diller has not become Disabled, prior to permitted Transfers, Universal and Liberty must offer Mr. Diller (or his designee) the opportunity to exchange Parent Class B Stock owned by Universal or Liberty, as the case may be, for Parent Common Stock, and (y) to the extent that, in accordance with the Stockholders Agreement or otherwise, Mr. Diller (or his designee) does not exchange Parent Common Stock for Parent Class B Stock (or if the CEO Termination Date has occurred or Mr. Diller is Disabled), Parent Class B Stock to be transferred by Universal must be converted into Parent Common Stock unless the transferee agrees to be bound by the restrictions contained in Article I herein then applicable to Universal to the extent that the transferee Beneficially Owns at least 10% of the voting power of the outstanding Voting Securities.

            Section 1.3. Further Restrictions on Conduct. Universal covenants and agrees that until the CEO Termination Date or such time as Mr. Diller becomes Disabled:

            (a) except by virtue of Universal's representation on the Board of Directors of the Company and as otherwise contemplated under this Agreement and the other agreements contemplated by the Transaction Agreement or as otherwise permitted by the Board of Directors of the Company or the CEO so long as Mr. Diller is CEO, neither Universal nor any Affiliate thereof will otherwise act, alone or in concert with others, to seek to affect or influence the control of the management or Board of Directors of the Company or the business, operations or policies of the Company (it being agreed that this paragraph shall not prohibit Universal, its Affiliates and their respective employees from engaging in ordinary course business activities with the Company);

            (b) other than to a Permitted Transferee, neither Universal nor any Affiliate thereof shall deposit any Equity Securities or LLC Shares in a voting trust or subject any Equity Securities or LLC Shares to any proxy, arrangement or agreement with respect to the voting of such securities or other agreement having similar effect, except for agreements or arrangements with a Permitted Designee reasonably acceptable to the other Stockholders and not inconsistent with or for the purpose of evading the terms of this Agreement or the Stockholders Agreement;

            (c) other than as is permitted by this Agreement, neither Universal nor any Affiliate thereof shall propose any merger, tender offer or other business combination involving the Company or any of its Affiliates (including the LLC); provided, that discus-sions relating to the possibility of such a proposal in which Mr. Diller participates shall not be deemed to be a breach of this covenant;

            (d) neither Universal nor any Affiliate thereof shall initiate or propose any stockholder proposal or make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote, or seek to influence any Person with respect to the voting of, any Equity Securities, or became a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of the majority of the directors of the Company with respect to any matter except (i) in response to a solicitation by a third party and (ii) to facilitate a tender or exchange offer by Universal or an Affiliate permitted under Section 1.01(g)(ii) of this Agreement;

            (e) other than as is contemplated by this Agreement, the Transaction Agreement, the Stockholders Agreement and the other agreements contemplated by the Transaction Agreement, neither Universal nor any Affiliate thereof shall join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other Person (other than a Permitted Transferee), for the purpose of acquiring, holding, voting or disposing of Equity Securities or LLC Shares, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act; and

            (f) neither Universal nor any Affiliate thereof shall, directly or indirectly, request that the Company or its Board of Directors amend or waive any of the provisions of this Section 1.03.

            Section 1.04. Reports. Universal shall deliver to the Company, promptly after any acquisition or Transfer of Equity Securities representing more than a 1% change in the Ownership Percentage, an accurate written report specifying the amount and class of Equity Securities acquired or Transferred in such transaction and the amount of each class of Equity Securities owned by Universal and its Affiliates after giving effect to such transaction; provided, however, that no such report need be delivered with respect to any such acquisition or Transfer of Equity Securities by Universal or its Affiliates that is reported in a statement on Schedule 13D filed with the Commission and delivered to the Company by Universal in accordance with Section 13(d) of the Exchange Act. The Company shall be entitled to rely on such reports and statements on Schedule 13D for all purposes of this Agreement.

            Section 1.05. Transferees. No Third Party Transferee shall have any rights or obligations under this Agreement, except as specifically provided for in this Agreement and except that if such Third Party Transferee shall acquire Beneficial Ownership of more than 5% of the outstanding Total Equity Securities upon consummation of any Transfer or series of related Transfers from a Stockholder, to the extent such Stockholder assigns such right in connection with a Transfer, such Third Party Transferee shall have the right to initiate one or more Demand Registrations pursuant to Section 5.07 or any registration rights agreement that replaces or supersedes Section 5.07 (and shall be entitled to such other rights that a Stockholder would have applicable to such Demand Registration), subject to the obligations of such Stockholder applicable to such demand (and the number of Demand Registrations to which such Stockholder is entitled under Section 5.07 hereof shall be correspondingly decreased).

                                   ARTICLE II

                     BOARD OF DIRECTORS AND RELATED MATTERS



            Section 2.01. Initial Composition of Board of Directors. Prior to the Closing, the HSNi Board of Directors shall take such action as is required under applicable law to cause to be elected to the HSNi Board of Directors, effective upon the Closing, four Satisfactory Nominees, of whom no more than one shall be an Independent Director proposed by Universal and the remainder of whom shall be Universal Directors, each of whom shall be identified by Universal prior to the mailing of the proxy statement referred to in Section
9.1 of the Transaction Agreement.

            Section 2.02. Proportionate Representation. (a) Following the Closing, the Company shall use its best efforts to cause the composition of the HSNi Board to continue to reflect the proportionate representation of Universal Directors and Independent Director set forth in Section 2.02(b).

            (b) Following the Closing, the Company shall take such action as may be required under applicable law to include in the slate of nominees recommended by the HSNi Board of Directors and to otherwise cause to be elected to the HSNi Board of Directors the number of Satisfactory Nominees that Universal shall be entitled to nominate pursuant to this paragraph (b). The number of Satisfactory Nominees which Universal shall be entitled to nominate at any annual meeting of the Company's stockholders following the Closing shall be as follows:

                  (i)   X =   the amount of Equity Securities Beneficially
                              Owned by Universal and its controlled Affiliates as of the record date for such annual meeting

                        Y =   Total Equity Securities as of such date

                                                                     Number of
                                                                    Satisfactory
                                                                      Nominees
                        If X is equal to or more
                        than .40Y                            =           4
                        If X is less than .40Y but
                        equal to or more than .30Y           =           3
                        If X is less than .30Y but
                        equal to or more than .20Y           =           2
                        If X is less than .20Y but
                        equal to or more than .10Y           =           1
                        If X is less than .10Y               =           0

; provided, that following the CEO Termination Date or such time as Mr. Diller becomes Disabled, the number of Satisfactory Nominees (without regard to the proviso in the definition thereof) that Universal shall have the right to nominate at any meeting of the Company's stockholders at which directors are to be elected shall be at least the number of Satisfactory Nominees (without regard to the proviso in the definition thereof) resulting from the provisions set forth above.

            Whenever necessary to maintain the proportionality required by the formulas set forth above, one or more, as appropriate, Satisfactory Nominees who would otherwise stand for election at the next annual meeting of the Company's stockholders (as agreed to by Universal and HSNi) shall not be included as a nominee on the HSNi Board of Directors' slate of directors.

            (c) Other than as set forth in paragraph (b) above, the Company shall cause each Satisfactory Nominee to be included in the slate of nominees recommended by the Board of Directors to the Company's stockholders for election as directors at each annual meeting of the stockholders of the Company and shall use all reasonable efforts to cause the election of each such Satisfactory Nominee, including soliciting proxies in favor of the election of such persons. Within a reasonable time prior to the filing with the Commission of its proxy statement or information statement with respect to each meeting of stockholders at which directors are to be elected, the Company shall, to the extent such Person is entitled to representation on the Company's Board of Directors in accordance with this Agreement, provide Universal and Liberty, as applicable, with the opportunity to review and comment on the information contained in such proxy or information statement applicable to the director nominees designated by such Person.

            (d) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Satisfactory Nominee or Liberty Director, Universal or Liberty, as the case may be, shall have the right to designate a replacement Satisfactory Nominee or Liberty Director to fill such vacancy, and the Company agrees to use its best efforts to cause such vacancy to be filled with the replacement Satisfactory Nominee or Liberty Director so designated. Upon the written request of Universal or Liberty, each Stockholder shall vote (and cause each of the members of its Stockholders Group (as defined in the Stockholders Agreement) to vote, if applicable), or act by written consent with respect to, all Equity Securities Beneficially Owned by it and otherwise take or cause to be taken all actions necessary to remove the director designated by such requesting party and to elect any replacement director designated by such party as provided in the first sentence of this Section 2.02(d).

            (e) Except as permitted by the HSNi Board of Directors, the parties agree that the HSNi directors who are Satisfactory Nominees shall not participate in any action taken by the HSNi Board of Directors or the Company relating to any business transaction between the Com-pany and Universal (including its Affiliates), or relating to this Agreement or the Transaction Agreement, including, without limitation, any amendment, modification or waiver hereof or thereof.

            (f) Following the Closing, the parties agree that, at such time as representation on the HSNi Board of Directors by representatives of Liberty is not prohibited, the Company shall take such action as may be required under applicable law and the HSNi Certificate of Incorporation and By-laws to include two Liberty Directors in the slate of nominees recommended by the Board of Directors and to otherwise cause to be elected to the HSNi Board of Directors two Liberty Directors and, thereafter, to use all reasonable efforts to cause the election of two Liberty Directors, with the provisions of paragraphs (c) and
(d) of this Section 2.02 applicable to Universal to apply, mutatis mutandis, to Liberty. Liberty shall have the right to nominate up to two Liberty Directors so long as the number of Equity Securities Beneficially Owned by Liberty is at least equal to 100% of the number of Equity Securities Beneficially Owned by Liberty immediately prior to the Closing (appropriately adjusted to reflect any stock splits and the like) (so long as the Ownership Percentage of Liberty is at least equal to the lesser of (x) 17% of the Total Equity Securities and (y) the percentage that is five percentage points less than the percentage of the Total Equity Securities Beneficially owned by Liberty immediately following the Closing). Liberty shall have the right to nominate one Liberty Director so long as Liberty Beneficially Owns a number of Equity Securities at least equal to two-thirds of the number of Equity Securities Beneficially Owned by it immediately prior to the Closing (appropriately adjusted to reflect any stock splits and the like) (so long as Liberty's Ownership Percentage is at least equal to 5% of the Total Equity Securities).

            Section 2.03. Management of the Business. Following the Closing and except as indicated in Section 2.04 below, as required by Delaware law or the Certificate of Incorporation of the Company and the By-Laws or as contemplated by the Transaction Agreement and the agreements contemplated thereby, Mr. Diller, so long as he is CEO and has not become Disabled, will continue to have full authority to operate the day-to-day business affairs of the Company to the same extent as prior to the Closing. The Executive Committee (or any similar committee) of the Board will not be used in a manner that usurps the overall responsibility of the Company's Board of Directors under Delaware law to manage or direct the business and affairs of the Company.

            Section 2.04. Fundamental Changes. So long as (a) in the case of Universal, the Ownership Percentage of Universal is at least 20 percent (or, in the event that Universal has not transferred to a non-Affiliate Equity Securities representing more than one-half of the Initial Percentage, 15 percent), (b) in the case of Liberty, Liberty Beneficially Owns at least two-thirds of the number of Equity Securities Beneficially Owned by it (including the Contingent Shares, the Exchange Shares and through its equity ownership of BDTV Entities) immediately prior to the Closing (appropriately adjusted to reflect any stock splits and the like) (so long as such Ownership Percentage equals at least 5% of the Total Equity Securities), and (c) in the case of Mr. Diller, Mr. Diller Beneficially Owns at least five million Parent Common Shares with respect to which he has a pecuniary interest (appropriately adjusted to reflect any stock splits and the like) and the CEO Termination Date has not occurred and Mr. Diller has not become Disabled, neither the Company nor any Subsidiary (including the LLC) shall take any of the actions set forth be-low without the prior approval of Mr. Diller, Universal and/or Liberty (each, a "Stockholder"), as applicable:

            (i) Any transaction not in the ordinary course of business, launching new or additional channels or engaging in any new field of business, in any case, which will result in, or will have a reasonable likelihood of resulting in, such Stockholder or any Affiliate thereof being required under law to divest itself of all or any part of its Equity Securities or LLC Shares, or interests therein, or any other material assets of such Person, or which will render such Person's continued ownership of such securities, shares, interests or assets illegal or subject to the imposition of a fine or penalty or which will impose material additional restrictions or limitations on such Person's full rights of ownership (including, without limitation, voting) thereof or therein.

            (ii) Acquisition or disposition (including pledges), directly or indirectly, by the Company or any of its Subsidiaries (including the LLC) of any assets (including debt and/or equity securities) or business (by merger, consolidation or otherwise), provided that the transactions contemplated by the Transaction Agreement, including the matters contemplated by Section 9.14 thereof (to the extent conducted in all material respects in accordance with the letter agreement relating to such matters dated as of the date hereof among Liberty, Universal and the Company, as such agreement may be amended or modified), shall not require the prior approval of Liberty pursuant to this Section 2.04, the grant or issuance of any debt or equity securities of the Company or any of its Subsidiaries (including the LLC, other than, in any of the foregoing, as contemplated by the Transaction Agreement and the Exchange Agreement or the Contingent Shares and the Ex-change Shares), the redemption, repurchase or reacquisition of any debt or equity securities of the Company or any of its Subsidiaries (including the LLC, other than as contemplated by the Transaction Agreement and the Exchange Agreement or the Contingent Shares and the Exchange Shares) by the Company or any such Subsidiary (including the LLC), or the incurrence of any indebtedness, or any combination of the foregoing, in any such case, in one transaction or a series of transactions in a six-month period, with a value of 10% or more of the market value of the Total Equity Securities at the time of such transaction, provided that the prepayment, redemption, repurchase or conversion of prepayable, callable, redeemable or convertible securities (including LLC Shares) in accordance with the terms thereof shall not be a transaction subject to this paragraph.

            (iii) For a five-year period following the Closing, disposition of any interest in the Partnership or, other than in the ordinary course of business, its assets, directly or indirectly (by merger, consolidation or otherwise), provided that matters set forth in this clause (iii) will not constitute a "Fundamental Change" with respect to Liberty and shall not require its approval unless it otherwise would constitute a "Fundamental Change" under one of the other items of this Section 2.04 with respect to which Liberty's consent is required.

            (iv) Disposition or issuance (including pledges), directly or indirectly, by the Company of any LLC Shares except as contemplated by the Transaction Agreement, the Governance Agreement, the Stockholders Agreement and the Exchange Agreement or pledges in connection with financings.

            (v) Voluntarily commencing any liquidation, dissolution or winding up of the Company or any material Subsidiary (including the LLC).

            (vi) Any material amendments (other than as contemplated by the Transaction Agreement and the Stockholders Agreement) to the Certificate of Incorporation or Bylaws of the Company (including the issuance of blank check preferred stock containing super voting rights or class votes on any matter (except to the extent such class vote is required by Delaware law or to the extent the holder of such preferred stock may have the right to elect directors upon the occurrence of a default in payment of dividends or a redemption price)) or to the operating agreement or bylaws of the LLC.

            (vii) Engagement by the Company or the LLC in any line of business other than media, communications and entertainment products, services and programming, and electronic retailing, or other businesses engaged in by the Company as of the date hereof or as contemplated by the Transaction Agreement, provided, that neither the Company nor the LLC shall engage in theme park, arcade or film exhibition businesses so long as Universal is restricted from competing in such lines of business under non-compete or similar agreements in effect on the date hereof and such agreements would be applicable to the Company and/or the LLC, as the case may be, by virtue of Universal's ownership therein, provided that the matters set forth in the foregoing proviso shall not constitute a "Fundamental Change" with respect to Liberty and shall not require its approval.

            (viii) Settlement of any litigation, arbitration or other proceeding which is other than in the ordinary course of business and which involves any material restriction on the conduct of business by the Company or such Stockholder or any of their respective Affiliates or the continued ownership of assets by the Company or such Stockholder or any of their respective Affiliates.

            (ix) Engagement in any transaction (other than those contemplated by the Transaction Agreement) between the Company and its Affiliates (excluding Mr. Diller, Universal and Liberty), on the one hand, and Mr. Diller, Universal or Liberty, and their respective Affiliates, on the other hand, subject to exceptions relating to the size of the proposed transaction and except for those transactions which are otherwise on an arm's-length basis.

            (x) Adopting any stockholder rights plan (or any other plan or arrangement that could reasonably be expected to disadvantage any stockholder on the basis of the size or voting power of its shareholding) that would adversely affect such Stockholder.

            (xi) Entering into any agreement with any holder of Equity Securities or LLC Shares in such stockholder's or interest holder's capacity as such, as the case may be, which grants such stockholder approval rights similar in type and magnitude to those set forth in this
      Section 2.04.

            (xii) Entering into any transaction that could reasonably be expected to impede the Company's ability to engage in the Spinoff or cause it to be taxable.

            Section 2.05. Notice of Events. In the event that (a) the Company intends to engage in a transaction of a type that is described in any of paragraphs (i) through (xii) of Section

2.04, and (b) the Company does not intend to seek consent from those parties that are required to consent to a Fundamental Change (a "Consenting Party") due to the Company's good faith belief that the specific provisions of such paragraphs do not require such consent but that reasonable people acting in good faith could differ as to whether consent is required pursuant to such paragraphs, the Company shall notify the Consenting Parties as to the material terms of the transaction (including the Company's estimate of the timing thereof) by written notice delivered as far in advance of engaging in such transaction as is reasonably practicable unless such transaction was previously publicly disclosed.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            Section 3.01. Representations and Warranties of the Company. The Company represents and warrants to Mr. Diller, Universal and Liberty that
(a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of each Stockholder, is enforceable against the Company in accordance with its terms, (d) neither the execution, delivery or performance of this Agreement by the Company constitutes a breach or violation of or conflicts with the Company's Certificate of Incorporation or By-laws or any material agreement to which the Company is a party and (e) none of such material agreements would impair in any material respect the ability of the Company to perform its obligations hereunder.

            Section 3.02. Representations and Warranties of the Stockholders. Each Stockholder, as to itself (and, in the case of Mr. Diller, as applicable), represents and warrants to the Company and the other Stockholders that (a) it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and he or it, as the case may be, has the power and authority (corporate or otherwise) to enter into this Agreement and to carry out his or its obligations hereunder, (b) the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against the Stockholder in accordance with its terms, (d) neither the execution, delivery or performance of this Agreement by such Stockholder constitutes a breach or violation of or conflicts with its certificate of incorporation or by-laws (or similar governing documents) or any material agreement to which such Stockholder is a party and
(e) none of such material agreements would impair in any material respect the ability of such Stockholder to perform its obligations hereunder.

                                   ARTICLE IV

                                   DEFINITIONS


            For purposes of this Agreement, the following terms shall have the following meanings:

            Section 4.01. "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act (as in effect on the date of this Agreement). For purposes of this definition, Matsushita Electric Industrial Co., Ltd. ("MEI") shall not be considered an Affiliate of Universal or any Subsidiary of Universal so long as MEI does not materially increase its influence over Universal following the date hereof, and natural persons (other than, in the case of Universal, any descendant of Samuel Bronfman who is a director or executive officer of Seagram) shall not be deemed to be Affiliates.

            Section 4.02. "Assumptions" shall have the meaning set forth in the definition of Total Equity Securities.

            Section 4.03. "BDTV Entities" shall have the meaning specified in the Stockholders Agreement.

            Section 4.04. "Beneficial Ownership" or "Beneficially Own" shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a Person's Beneficial Ownership of Parent Common Shares or LLC Shares shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining Beneficial Ownership, (a) a Person shall be deemed to be the Beneficial Owner of any Equity Securities (including any Contingent Shares or Exchange Shares) which may be acquired by such Person (disregarding any legal impediments to such Beneficial Ownership), whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options (which options held by Mr. Diller shall be deemed to be exercisable), rights or other securities (including LLC Shares) issued by the Company or any Subsidiary thereof, (b) no Person shall be deemed to Beneficially Own any Equity Securities solely as a result of such Person's execution of this Agreement (including by virtue of holding a proxy with respect to such Equity Securities), the Transaction Agreement or the Stockholders Agreement, or with respect to which such Person does not have a pecuniary interest, and (c) Liberty shall be deemed to be the Beneficial Owner of the proportionate number of Parent Common Shares represented by Liberty's equity interest in a BDTV Entity (as defined in the Stockholders Agreement); provided, further, that for purposes of calculating Beneficial Ownership, the number of outstanding Parent Common Shares shall be deemed to include the number of Parent Common Shares that would be outstanding if all outstanding LLC Shares were exchanged for Parent Common Shares pursuant to the Exchange Agreement and all Contingent Shares and Exchange Shares were issued.

            Section 4.05. "CEO" shall mean the Chief Executive Officer of HSNi or any successor entity.

            Section 4.06. "CEO Termination Date" shall have the meaning specified in Section 1.01(f) of this Agreement.

            Section 4.07. "Commission" shall mean the Securities and Exchange Commission.

            Section 4.08. "Consenting Party" shall have the meaning set forth in
Section 2.05 of this Agreement.

            Section 4.09. "Demand Registration" shall have the meaning set forth in Section 5.07(b) of this Agreement.

            Section 4.10. "Disabled" shall mean the disability of Mr. Diller after the expiration of more than 180 consecutive days after its commencement which is determined to be total and permanent by a physician selected by Universal (or, if the Universal Termination Date has occurred, by Liberty) and reasonably acceptable to Mr. Diller, provided that Mr. Diller shall be deemed to be disabled only following the expiration of 90 days following receipt of a written notice from the Company and such physician specifying that a disability has occurred if within such 90-day period he fails to return to managing the business affairs of the Company. Total disability shall mean mental or physical incapacity that prevents Mr. Diller from managing the business affairs of the Company.

            Section 4.11. "Equity Securities" shall mean the equity securities of the Company calculated on a Parent Common Stock equivalent basis, including the Parent Common Shares, the Contingent Shares and the Exchange Shares and those shares issuable upon exchange of the LLC Shares and upon exercise, conversion or redemption of other securities of the Company not otherwise included in this definition.

            Section 4.12. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

            Section 4.13. "Exchange Agreement" shall mean the Exchange Agreement dated as of October 19, 1997 by and among the Company, Universal and Liberty.

            Section 4.14. "FCC Regulations" shall mean as of any date, all applicable federal communications statutes and all rules, regulations, orders, decrees and written policies (including opinions and orders of the Federal Communications Commission applicable to the stockholder or the Company and its subsidiaries) as then in effect, and any interpretations or waivers thereof or modifications thereto.

            Section 4.15. "Independent Director" shall mean a person independent of and not an affiliate of Universal or Seagram, who is not an officer or director of Universal or Seagram. No person proposed as an Independent Director shall serve as a director unless such individual has such business or technical experience, stature and character as is commensurate with service on the board of a publicly held enterprise.

            Section 4.16. "Liberty Director" shall mean (a) any officer or director of either Telecommunications, Inc. ("TCI") or Liberty designated by Liberty to serve on the Company's Board of Directors, provided that the Company's Board of Directors is not unable, in the exercise of its fiduciary responsibilities, to recommend that the Company's stockholders elect such individual to serve on the Company's Board of Directors, or (b) any other Person designated by Liberty who is reasonably acceptable to the Company.

            Section 4.17. "Ownership Percentage" means, with respect to any Stockholder, at any time, the ratio, expressed as a percentage, of (i) the Total Equity Securities Beneficially Owned by such Stockholder (disregarding any legal impediments to such Beneficial Ownership) and its Affiliates to (ii) the sum of
(x) the Total Equity Securities and (y) with respect to such Stockholder, any Parent Common Shares included in clause (i) that are issuable upon conversion, exchange or exercise of Equity Securities that are not included in clause (x).

            Section 4.18. "Permitted Business Combination" shall mean (x) a tender or exchange offer by Universal or an Affiliate for all Parent Common Shares that is accepted by a majority of the Company's Public Stockholders or
(y) a merger (other than a merger following a tender or exchange offer complying with (x) above) involving the Company and Universal or any Affiliate thereof or successor thereto that is approved, in addition to any vote required by law, by a majority of the Company's Public Stockholders so long as, in the case of (x) and (y) above, a committee of HSNi directors (excluding any Persons who are Satisfactory Nominees and Liberty Directors pursuant to the terms of this Agreement, as it may be amended, modified or waived from time to time, and any other directors who have a conflict of interest) determines that the tender offer, exchange offer or merger, as the case may be, is fair to the Company's stockholders (other than Universal and its Affiliates).

            Section 4.19. "Permitted Investment Percentage" shall have the meaning set forth in the preambles to this Agreement.

            Section 4.20. "Permitted Transferee" shall mean Liberty or Mr. Diller and the members of their respective Stockholder Groups.

            Section 4.21. "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

            Section 4.22. "Public Stockholder" shall mean any stockholder of the Company that, together with its Affiliates (a) has sole or shared voting power with respect to Voting Securities representing no more than 10% of the voting power on the applicable vote or (b) has sole or shared power to dispose of Equity Securities representing no more than 10% of the Equity

Securities to be tendered or exchanged in any applicable tender or exchange offer, as the case may be.

            Section 4.23. "Right of First Refusal" shall mean the right of the Company (or its designee) to purchase Equity Securities Beneficially Owned by Universal under the circumstances and upon the terms described below and in
Section 1.02(b) of this Agreement. In the event that Universal desires to sell Equity Securities Beneficially Owned by it to which the Right of First Refusal applies and it has received a bona fide offer from a third party to purchase such Equity Securities, Universal shall provide the Company with written notice (the "Sales Notice") of the terms of such third party offer (including price, conditions, the identity of such third party and the written contract providing for such sale). The Company (or its designee) shall be entitled to, by written notice delivered by the Company to Universal within 10 business days following receipt of the Sales Notice (or in the case of a third party tender offer or exchange offer, not later than five business days prior to the expiration date of such offer, provided that all conditions to such offer (other than with respect to the number of Equity Securities tendered) shall have been satisfied or waived and the Sales Notice shall have been provided at least ten business days prior to the expiration date of such offer), agree to purchase the Equity Securities that are the subject of the Sales Notice for cash on the terms of the third party offer if such offer is for cash or, if not for cash, the Fair Market Value of the consideration to be paid pursuant to such third party offer, which notice shall include the date scheduled for the closing of such purchase, which date shall be no later than 60 days following delivery of such election notice. If the Company does not deliver to Universal the written notice required hereunder, agreeing to the purchase of the Equity Securities subject to the Sales Notice, Universal shall be entitled to consummate the sale to the third party identified in, and on the terms and subject to the conditions set forth in, the Sales Notice, provided such sale is consummated within 90 days after the latest of (a) the expiration of the foregoing response time periods or
(b) the receipt by Universal of the election notice or, in the case of (a) or
(b), if later (i) five business days following receipt of all required regulatory approvals; provided that the closing shall only be delayed pending receipt of required regulatory approvals if (x) Universal and the proposed third party transferee are using all reasonable efforts to obtain the required regulatory approvals and (y) there is a reasonable prospect of receiving such regulatory approvals or (ii) the expiration or termination of a third party tender or exchange offer if the intended method of sale set forth in the Sales Notice were such third party tender or exchange offer.

            Section 4.24. "Satisfactory Nominee" shall mean each person who is either a Universal Director or an Independent Director proposed by Universal, provided that in no case shall there be more than one Independent Director.

            Section 4.25. "Seagram" shall mean The Seagram Company Ltd.

            Section 4.26. "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

            Section 4.27. "Shares" shall have the meaning set forth in the preambles to this Agreement.

            Section 4.28. "Stockholders Agreement" shall mean the stockholders agreement dated as of the date hereof among Liberty, Universal and Mr. Diller.

            Section 4.29. "Stockholders Group" shall mean (a) in respect of Universal, the Universal Stockholders Group (as defined in the Stockholders Agreement), (b) in respect of Liberty, the Liberty Stockholders Group (as defined in the Stockholders Agreement) and (c) in respect of Diller, the Diller Stockholders Group (as defined in the Stockholders Agreement).

            Section 4.30. "Subsidiary" shall mean, as to any Person, any corporation at least a majority of the shares of stock of which having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

            Section 4.31. "Third Party Transferee" shall have the meaning ascribed to such term in the Stockholders Agreement.

            Section 4.32. "13D Group" shall mean any group of Persons acquiring, holding, voting or disposing of Voting Securities which would be required under
Section 13(d) of the Exchange Act and the rules and regulations thereunder (as in effect, and based on legal interpretations thereof existing, on the date hereof) to file a statement on Schedule 13D with the Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Securities representing more than 5% of any class of Voting Securities then outstanding.

            Section 4.33. "Total Equity Securities" at any time shall mean, subject to the next sentence, the total number of the Company's outstanding equity securities calculated on a

Parent Common Stock equivalent basis (assuming (the "Assumptions") that all Contingent Shares, Exchange Shares and Parent Common Shares issuable in respect of the LLC Shares have been issued). Any Equity Securities Beneficially Owned by a Person that are not outstanding Voting Securities but that, upon exercise, conversion or exchange, would become Voting Securities (other than the Contingent Shares, the Exchange Shares and the LLC Shares, which shall be deemed to be outstanding Equity Securities for all purposes), shall be deemed to be outstanding for the purpose of computing Total Equity Securities and the percentage of the Equity Securities owned by such Person but shall not be deemed to be outstanding for the purpose of computing Total Equity Securities and the percentage of the Equity Securities owned by any other Person.

            Section 4.34. "Transfer" shall mean, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Parent Common Shares Beneficially Owned by such Stockholder or any interest in any Parent Common Shares Beneficially Owned by such Stockholder, provided, however, that, a merger or consolidation in which a Stockholder is a constituent corporation shall not be deemed to be the Transfer of any Parent Common Shares Beneficially Owned by such Stockholder (provided, that a significant purpose of any such transaction is not to avoid the provisions of this Agreement). For purposes of this Agreement, the conversion of Parent Class B Stock into Parent Common Stock shall not be deemed to be a Transfer.

            Section 4.35. "Universal Director" shall mean any officer or director of Universal or Seagram designated by Universal to serve on the Company's Board of Directors, provided that the Company's Board of Directors is not unable, in the exercise of its fiduciary responsibilities to the Company's stockholders, to recommend that the Company's stockholders elect such individual to serve on the Company's Board of Directors.

            Section 4.36. "Voting Securities" shall mean at any particular time the shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

                                    ARTICLE V

                                  MISCELLANEOUS


            Section 5.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy) and shall be given,

            if to Universal, to:

                  Universal Studios, Inc.
                  100 Universal City Plaza
                  Universal City, California  91608
                  Attention: Karen Randall
                  Telephone: (818) 777-7100
                  Facsimile: (818) 866-3444

            with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Attention: John G. Finley
                  Telephone: (212) 455-2000
                  Facsimile: (212) 455-2502
            if to Liberty, to:

                  Liberty Media Corporation
                  8101 East Prentice Avenue
                  Suite 500
                  Englewood, Colorado  80111
                  Attention: President
                  Telephone: (303) 721-5400
                  Facsimile: (303) 841-7344

            with a copy to:

                  Baker & Botts, L.L.P.
                  599 Lexington Avenue
                  Suite 2900
                  New York, New York  10022-6030
                  Attention: Frederick H. McGrath
                  Telephone: (212) 705-5000
                  Facsimile: (212) 705-5125

                  if to Mr. Diller, to:

                  Barry Diller
                  1940 Coldwater Canyon Drive
                  Beverly Hills, California  90210
                  Telephone: (310) 246-1411
                  Facsimile: (310) 247-9153

                  if to the Company, to:

                  HSN, Inc.
                  1 HSN Drive
                  St. Petersburg, Florida  33729
                  Attention: General Counsel
                  Telephone: (813) 572-8585
                  Facsimile: (813) 573-0866

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention: Pamela S. Seymon
                  Telephone: (212) 403-1000
                  Facsimile: (212) 403-2000

or such address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effec-tive when delivered personally, telegraphed, or telecopied, or, if mailed, five business days after the date of the mailing.

            Section 5.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the party whose rights or obligations hereunder are affected by such amendment, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. Approval by Liberty of any amendment to this Agreement (or any waiver of any provision hereof) shall be required only if it relates to Section 1.05, Article II or, provided Liberty Beneficially Owns at least 12 1/2% of the Total Equity Securities, Sections 1.01 and 1.03(c) of this Agreement, or if such amendment or waiver would adversely affect any rights of Liberty provided hereunder or under the Stockholders Agreement. Any amendment or waiver by the Company shall be authorized by a majority of the Board of Directors (excluding for this purpose any director who is a Satisfactory Nominee or Liberty Director as provided for in this Agreement).

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            Section 5.03. Successors and Assigns. Except as provided in Section 1.05, neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger of Universal or Lib-erty with another Person a significant purpose of which is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            Section 5.04. Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

            Section 5.05. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by the other parties hereto.

            Section 5.06. Specific Performance. The Company, Mr. Diller, Universal and Liberty each acknowledges and agrees that the parties' respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by the Company, Universal or Liberty of the provisions of this Agreement, in addition to any remedies at law, Mr. Diller, Universal, Liberty and the Company, respectively, without posting any bond shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

            Section 5.07. Registration Rights. (a) Universal, Liberty and Mr. Diller shall be entitled to customary registration rights relating to Parent Common Stock (including the ability to transfer registration rights in connection with the sale or other disposition of Parent Common Stock as set forth in this Agreement).

            (b) If requested by a Stockholder, the Company shall be required promptly to cause the Parent Common Stock owned by such Stockholder or its Affiliates to be registered under the Securities Act in order to permit such Stockholder or such Affiliate to sell such shares in one or more (but not more than (i) in the case of Universal, six, (ii) in the case of Liberty, four and (iii) in the case of Mr. Diller, two) registered public offerings (each, a "Demand Registration"). Each Stockholder shall also be entitled to customary piggyback registration rights. If the amount of shares sought to be registered by a Stockholder and its Affiliates pursuant to any Demand Registration is reduced by more than 25% pursuant to any underwriters' cutback, then such Stockholder may elect to request the Company to withdraw such registration, in which case, such registration shall not count as one of such Stockholder's Demand Registrations. If a Stockholder requests that any Demand Registration be an underwritten offering, then such Stockholder shall select the underwriter(s) to administer the offering, provided that such underwriter(s) shall be reasonably satisfactory to the Company. If a Demand Registration is an underwritten offering and the managing underwriter advises the Stockholder initiating the Demand Registration in writing that in its opinion the total number or dollar amount of securities proposed to be sold in such offering is such as to materially and adversely affect the success of such offering, then the Company will include in such registration, first, the securities of the initiating Stockholder, and, thereafter, any securities to be sold for the account of others who are participating in such registration (as determined on a fair and equitable basis by the Company). In connection with any Demand Registration or inclusion of a Stockholder's or its Affiliate's shares in a piggyback registration, the Company, such Stockholder and/or its Affiliates shall enter into an agreement containing terms (including representations, covenants and indemnities by the Company and such Stockholder), and shall be subject to limitations, conditions, and blackout periods, customary for a secondary offering by a selling stockholder. The costs of the registration (other than underwriting discounts, fees and commissions) shall be paid by the Company. The Company shall not be required to register such shares if a Stockholder would be permitted to sell the Parent Com-mon Stock in the quantities proposed to be sold and at such time within a three-month period under Rule 144 of the Securities Act or under another comparable exemption therefrom.

            (c) If the Company and a Stockholder cannot agree as to what constitutes customary terms within 10 days of such Stockholder's request for registration (whether in a Demand Registration or a piggyback registration), then such determination shall be made by a law firm of national reputation mutually acceptable to the Company and such Stockholder.

            Section 5.9. Termination. Except as otherwise provided in this Section, this Agreement shall terminate (a) prior to the Closing upon any termination of the Transaction Agreement in accordance with its terms and (b) thereafter, (i) as to Universal, at such time that Universal Beneficially Owns Equity Securities representing less than 10% of the Total Equity Securities,
(ii) as to Liberty, at such time that Liberty Beneficially Owns Equity Securities representing less than 5% of the Total Equity Securities and (iii) as to Mr. Diller, at such time that the CEO Termination Date has occurred or at such time as he becomes Disabled. In respect of "Fundamental Changes," such provisions shall terminate as to Mr. Diller, Universal and Liberty as set forth therein, and a Stockholder's registration rights shall terminate when such Stockholder can sell all its shares under Rule 144 under the Securities Act, except as provided in Section 1.05 of this Agreement.

            Section 5.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the parties hereto shall negotiate in good faith to attempt to place the parties in the same position as they would have been in had such provision not been held to be invalid, void or unenforceable.

            Section 5.11. Cooperation. Each of Universal, Liberty and Mr. Diller covenants and agrees with the other to use its reasonable best efforts to cause the Company to fulfill the Company's obligations under this Agreement.

            Section 5.12. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Stockholders Agreement, the Liberty Exchange Agreement, the agreement relating to the Contingent Shares, the Transaction Agreement and each of the other agreements contemplated by the Transaction Agreement (including the letter agreement referenced in Section 2.04 hereof) embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way (including, without limitation, effective upon the Closing, all stockholders agreements relating to HSNi (other than the Stockholders Agreement) between Liberty and Mr. Diller). Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of any party under any other agreement with any other party, the terms of this Agreement shall govern.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       HSN, INC.


                                       By: /s/ Victor  A. Kaufman
                                          -------------------------------------
                                          Title:  Office of the Chairman


                                       UNIVERSAL STUDIOS, INC.


                                       By: /s/ Brian C. Mulligan
                                          -------------------------------------
                                          Title: Senior Vice President


                                       LIBERTY MEDIA CORPORATION


                                       By: Robert R. Bennett
                                          -------------------------------------
                                          Title: President and CEO


                                              /s/  Barry Diller
                                       ----------------------------------------
                                                    Barry Diller